Exhibit 2

SUPPLEMENTAL INFORMATION TO THE NOTICE AND AGENDA FOR THE ORDINARY

GENERAL SHARHEOLDERS’ MEETING OF CEMEX, S.A.B. DE C.V.1

Cemex, S.A.B. de C.V. (“Cemex”) will only schedule an Ordinary General Shareholders’ Meeting?

Yes, the corresponding notice and agenda are solely for the Ordinary General Shareholders’ Meeting of Cemex (the “Ordinary Meeting”) to be held on March 26, 2026. As of February 6, 2026 an Extraordinary General Shareholders’ Meeting of Cemex has not been scheduled.

CEMEX ORDINARY GENERAL SHAREHOLDERS’ MEETING

What is being proposed under item I of the agenda for the Ordinary Meeting?

The discussion and approval of certain reports for the year ended on December 31, 2025, which include the Chief Executive Officer’s (“CEO”) report, including Cemex’s statement of financial position, income statement, statement of cash flows and statement of changes in equity, along with the opinion of the external auditor that, according to Mexican laws, must be submitted to the Ordinary Meeting for approval after the shareholders have been informed of the opinion of Cemex’s Board of Directors with respect to the report presented by the CEO; the report of Cemex’s Board of Directors; the reports of Cemex’s (i) Audit, (ii) Corporate Practices and Finance, and (iii) Sustainability, Climate Action, Social Impact, and Diversity Committees; the report of the accounting and information policies and criteria followed in the preparation of the financial information; and the tax situation report of Cemex, in each case as required in accordance with the applicable laws and Cemex’s bylaws. This proposal is required by applicable laws in Mexico and is standard for companies in Mexico at ordinary general shareholders’ meetings.

The documents described in item I of the agenda of the Ordinary Meeting are expected to be made available on Cemex’s website (www.cemex.com) by no later than February 25, 2026.

[1]

The document contains forward-looking statements and information that are necessarily subject to risks, uncertainties, and assumptions. No assurance can be given that the transactions described herein will be consummated or as to the ultimate terms of any such transactions. Cemex assumes no obligation to update or correct the information contained in this document.

Supplemental Information to the Notice and Agenda – Ordinary Shareholders’ Meeting 2026

What is being proposed under item II of the agenda for the Ordinary Meeting?

As it was decreed at the Ordinary General Shareholders’ Meeting held in 2025 and how it is intended to be decreed by amounts to be defined on an annual basis, the approval of a proposal for the allocation of profits for the fiscal year ended December 31, 2025, which includes the declaration of a cash dividend. The aggregate amount of the proposed dividend is USD 180 million, which shall be declared in U.S. dollars and is expected to be paid in four installments (the first installment on June 18, 2026, the second installment on September 17, 2026, the third installment on December 16, 2026 and the fourth installment on March 3, 2027). Shareholders holding physical certificates and holders of Cemex’s Ordinary Participation Certificates (“CPOs”) would receive the dividend payment in Mexican pesos, while holders of Cemex’s American Depositary Shares (“ADS”) would receive the dividend payment in U.S. dollars. This proposed measure is required by Mexican law and is standard for corporations in Mexico in ordinary general shareholders’ meetings when a dividend is declared.

The documents described in item II of the agenda of the Ordinary Meeting are expected to be made available on Cemex’s website (www.cemex.com) by no later than February 25, 2026.

What is being proposed under item III of the agenda for the Ordinary Meeting?

Similar to what was discussed and approved in Cemex’s Ordinary General Shareholders Meeting held in 2025, and as how it is intended to be done going forward for amounts to be defined on an annual basis, this item includes the discussion and approval to set the amount of a fund that would be used for the repurchase of Cemex’s shares or other instruments representing such shares. The share buyback fund being proposed would be of up to U.S. $500 million or its equivalent in Mexican Pesos for the period starting on March 26, 2026, and continuing until the next Cemex Ordinary Shareholders Meeting, which is expected to be held no later than April 30, 2027.

In general, the procedures and approvals implemented for the repurchase of Cemex’s shares in previous years, and which were in effect during 2025 and up to this Ordinary Meeting, will continue to be implemented until the date of Cemex’s Ordinary General Shareholders’ Meeting in 2027. In particular, if the proposal is approved, share repurchases with the share buyback fund will be made from time to time at prices and in accordance with procedures permitted by applicable laws, as determined by the Chairman of the Board of Directors, the CEO, or the Executive Vice President of Finance and Administration of Cemex. The approval of the share buyback fund does not obligate Cemex to acquire a specific number of shares, nor does it imply that any repurchases will be carried out. The timing, frequency, and amount of the repurchase activity will depend on various factors such as cash flow levels from operations, cash needs for investment in Cemex’s businesses, Cemex’s stock price, market conditions, and other factors, such as contractual obligations, if any such restrictions were to exist. Cemex may decide not to engage in any buybacks and the use of the share buyback fund may be suspended, modified, or discontinued at any time.

The documents described in item III of the agenda of the Ordinary Meeting are expected to be made available on Cemex’s website (www.cemex.com) by no later than February 25, 2026.

Supplemental Information to the Notice and Agenda – Ordinary Shareholders’ Meeting 2026

What is being proposed under item IV of the agenda for the Ordinary Meeting?

In accordance with the laws of Mexico, the appointment or, as the case may be, re-election of candidates as members of Cemex’s Board of Directors, as well as the designation of its Chairman, Secretary, and Alternate Secretary. These candidates are proposed individually and not as part of a slate of individuals. This proposal is standard for companies in Mexico at ordinary general shareholders’ meetings. Cemex began proposing candidates for the Board of Directors individually in 2022 and continues to do so for the Ordinary Meeting as part of the corporate governance improvements that were initiated in 2022.

The names, biographies and other additional information of the individuals proposed as members of Cemex’s Board of Directors, as well as its Chairman, Secretary and Alternate Secretary, are expected to be made available on Cemex’s website (www.cemex.com) by no later than February 25, 2026.

What is being proposed under item V of the agenda for the Ordinary Meeting?

The appointment or, as the case may be, re-election of the candidates as members of Cemex’s Board of Directors Audit Committee, as well as the designation of its Chair, Secretary and Alternate Secretary. These candidates are proposed individually and not as part of a slate of individuals. This proposal is standard for companies in Mexico at ordinary general shareholders’ meetings.

The names, biographies and other information of the individuals proposed as members of Cemex’s Board of Directors Audit Committee, as well as its Chair, Secretary and Alternate Secretary, are expected to be made available on Cemex’s website (www.cemex.com) by no later than February 25, 2026.

What is being proposed under item VI of the agenda for the Ordinary Meeting?

The appointment or, as the case may be, re-election of the candidates as members of Cemex’s Board of Directors Corporate Practices and Finance Committee, as well as the designation of its Chair, Secretary and Alternate Secretary. These candidates are proposed individually and not as part of a slate of individuals. This proposal is standard for companies in Mexico at ordinary general shareholders’ meetings. Cemex’s Board of Directors Corporate Practices and Finance Committee also performs the role of a nomination and compensation committee.

The names, biographies and other information of the individuals proposed as members of Cemex’s Board of Directors Corporate Practices and Finance Committee, as well as its Chair, Secretary and Alternate Secretary, are expected to be made available on Cemex’s website (www.cemex.com) by no later than February 25, 2026.

Supplemental Information to the Notice and Agenda – Ordinary Shareholders’ Meeting 2026

What is being proposed under item VII of the agenda for the Ordinary Meeting?

The appointment or, as the case may be, re-election of the candidates as members of Cemex’s Board of Directors Sustainability, Climate Action, Social Impact, and Diversity Committee, as well as the designation of its Chair, Secretary and Alternate Secretary. These candidates are proposed individually and not as part of a slate of individuals. This proposal is standard for companies in Mexico at ordinary general shareholders’ meetings.

The names, biographies and other information of the individuals proposed as members of Cemex’s Board of Directors Sustainability, Climate Action, Social Impact, and Diversity Committee, as well as its Chair, Secretary and Alternate Secretary, are expected to be made available on Cemex’s website (www.cemex.com) by no later than February 25, 2026.

What is being proposed under item VIII of the agenda for the Ordinary Meeting?

The approval for the proposed remuneration for the members of (i) Cemex’s Board of Directors, (ii) the Audit Committee, (iii) the Corporate Practices and Finance Committee, and (iv) the Sustainability, Climate Action, Social Impact, and Diversity Committee. This proposal is standard for companies in Mexico at ordinary general shareholders’ meetings.

The information described in item VIII of the agenda of the Ordinary Meeting is expected to be made available on Cemex’s website (www.cemex.com) by no later than February 25, 2026.

What is being proposed under item IX of the agenda for the Ordinary Meeting?

The proposal to appoint the person or persons who will formalize the resolutions that are approved during the Ordinary Meeting. This proposal is standard for companies in Mexico at ordinary general shareholders meetings.

The information described in item IX of the agenda of the Ordinary Meeting is expected to be made available on Cemex’s website (www.cemex.com) by no later than February 25, 2026.

GENERAL

Where can I get more information and documentation about Cemex’s Ordinary Meeting?

For more information and documentation you should visit the “Events” section located under the section of “Investors” on Cemex’s website at www.cemex.com. It’s expected that certain useful information for the Ordinary Meeting will be publicly available on Cemex’s website at www.cemex.com by no later than February 25, 2026.

Supplemental Information to the Notice and Agenda – Ordinary Shareholders’ Meeting 2026

4